Exhibit 10.1
CENTERPOINT ENERGY, INC.
SHORT TERM INCENTIVE PLAN
(As Amended and Restated Effective January 1, 2003)
Second Amendment
          WHEREAS, CenterPoint Energy, Inc., a Texas corporation (the “Company”), having reserved the right under Section 13 of the CenterPoint Energy, Inc. Short Term Incentive Plan, as amended and restated effective January 1, 2003, as amended thereafter (the “Plan”), to amend the Plan, does hereby amend the Plan, effective as of the dates specified herein, as follows:
          1. Effective as of January 1, 2009, the definition of “Retirement Plan” in Section 2 of the Plan is hereby amended to read as follows:
     “Retirement Plan: CenterPoint Energy Retirement Plan, as amended and restated effective January 1, 2009, and as thereafter amended.”
          2. Effective as of January 1, 2010, the definition of Section 2 of the Plan is hereby amended to add a new definition of “Retirement Date” as follows:
     “Retirement Date: A Participant’s date of termination of employment with his Employer (and all other Employers and affiliates of the Company) that is on or after the date on which he has (i) attained age 55 and (ii) completed five years of ‘Vesting Service’ (as defined in the Retirement Plan).”
          3. Effective as of January 1, 2010, Section 4(1) of the Plan is hereby amended to read as follows:
     “(1) Retirement, Death or Disability:
     (i) Retirement: If, during the Plan Year, a Participant (A) was employed by an Employer for at least 90 calendar days and (B) terminates on his Retirement Date, then the Participant shall nonetheless receive a payment of the Award (if any) based on the Committee’s determination of actual achievement of the Performance Goals with respect to the Participant’s Award and his Compensation earned during such Plan Year prior to the Participant’s Retirement Date. Payments under this clause (i) shall be made as provided in Section 8(b).

     (ii) Death or Disability: If, during the Plan Year, a Participant dies or terminates employment under circumstances establishing eligibility for disability benefits under the Company’s long-term disability plan, then the Participant shall nonetheless receive payment of the Award the Participant would have received had the goals with respect to the Participant’s Award been met at the target level based on his Compensation earned prior to the Participant’s death or disability. Payments under this clause (ii) shall be made as soon as practicable following the date of the Participant’s death or disability, but no later than 30 days after the date of the Participant’s retirement, death or disability.”
          IN WITNESS WHEREOF, CenterPoint Energy, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, on this 14th day of December 2009, but effective as specified above.

CENTERPOINT ENERGY, INC.
By	/s/ David M. McClanahan
David M. McClanahan
President and Chief Executive Officer

ATTEST:
/s/ Richard Dauphin
Richard Dauphin,
Assistant Corporate Secretary

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